Exhibit 10.37

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is made and entered into this 18th day of July 2024 (the “Execution Date”),

BETWEEN:

Springrock Management, Inc (“Party A”)

and

Evolution Metals LLC,

a Delaware limited liability company, (“EM LLC” and also “Party B”)

BACKGROUND:

A.	Party A and Party B are each separately a “Party” and together are the “Parties” to this Agreement.

B.	Party A has already invested $4,500,000 (four million and five hundred thousand dollars ) into Party B through Party B Convertible Preferred Stock.

C.	Party B is raising additional capital for deSPAC working capital funding.

D.	Party A desires to invest additional funding into Party B.

E.	Party A also desires to become an equity partner of Party B directly at the EM LLC level.

F.	Party B desires for Party A to become an equity partner.

G.	Party B is completing a deSPAC transaction through which Party B will become listed on the Nasdaq stock exchange, with the surviving entity to be named “Evolution Metals & Technologies” (“EM&T”).

IN CONSIDERATION OF and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

PARTY A INVESTMENT AND RETURN:

1.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

2.	Party A’s investments into Party B and Party A’s subsequent return on these investments are depicted in the diagram in Appendix A.

3.	Party A previously invested $2,000,000 (two million dollars) into Party B Convertible Preferred Stock in May 2024 (“Investment A”).

4.	Party A also previously invested $2,500,000 (two million and five hundred thousand dollars) into Party B Convertible Preferred Stock in June 2024 (“Investment B”).

5.	Party B shall invest, pursuant to this Investment Agreement, an additional $17,500,000 (seventeen million five hundred thousand dollars) into Party B (“Investment C”) within 5 business days of the date of this Agreement.

6.	In addition, Party A shall make reasonable best efforts to raise an additional $30,000,000 (thirty million dollars) for Party B from other investors (“Best Efforts Fundraise”).

7.	Party B shall provide the following as return for Party A’s Investment A, Investment B, Investment C and Best Efforts Fundraise as follows:

A.	Party B shall, at the deSPAC closing pursuant to clause Background G above, issue to Party A EM&T common shares equivalent to a value of $20,000,000 (twenty million dollars) as return for Investment A;

B.	Party B shall, at the deSPAC closing pursuant to clause Background G above, issue to Party A EM&T common shares equivalent to a value of $5,000,000 (five million dollars) as return for Investment B;

C.	Party B shall, at the deSPAC closing pursuant to clause Background G above, issue to Party A EM&T common shares equivalent to a value of $35,000,000 (forty million dollars) as return for Investment C and Best Efforts Fundraise;

D.	Party B shall also pass through to Party A the economics from Party B’s $12,500,000 (twelve million and five hundred thousand) investment into Camston Wrather, specifically as follows:

a.	At the deSPAC closing, Party A shall receive from Party B the $25,000,000 (twenty five million) in cash (the “$25mm Cash Payment”) and EM&T common shares equivalent to $212,500,000 (two hundred and twelve million and five hundred thousand dollars) (the “$212.5mm in EM&T Shares”) that Party B receives at the deSPAC closing pursuant to Party B’s investment of $12,500,000 (twelve million and five hundred thousand) into Super Senior Secured Convertible Notes from Camston Wrather;

b.	The $25mm Cash Payment comes from the approximate $320,000,000 (three hundred and twenty million) cash payment made at the deSPAC closing to the holders of Camston Wrather Units (other than the Class D Units) on Camston Wrather’s capitalization table;

c.	The $212.5mm in EM&T Shares comes from the value of Party B’s ownership stake of Camston Wrather resulting from Party B’s $12.5mm investment into Camston Wrather, i.e. 25% x $850mm = $212.5mm, with 25% being the Camston Wrather ownership stake and $850mm being the equity value of Camston Wrather.

E.	Party B shall, at the deSPAC closing, allocate to Party A shares in EM&T equivalent to 10% on a fully diluted basis of EM LLC’s ownership in EM&T after diluting EM LLC’s stake in EM&T for the PIPE proceeds and all other dilution effects from the deSPAC transaction. For example, in a scenario where EM LLC owns 50% of EM&T at the closing of the deSPAC, then EM LLC shall allocate and transfer to Springrock Management, Inc 10% of 50% or 5% of EM&T equity (the “Springrock Management, Inc 10% Allocation of EM LC’s ownership in EM&T”).

8.	Patty B shall either register in the S-4 registration statement $45,000,000 (forty five million dollars) of shares (the “$45mm SR Shares”) in EM&T owned by Party A so these $45mm SR Shares can be sold the day after the deSPAC closing with the $45mm SR Shares transferred from stock transfer agent Continental Stock Transfer & Trust Company or Party A shall receive $45,000,000 (forty five million dollars) of cash at deSPAC closing as agreed with the PIPE investors;

9.	Investment A, Investment B, and Investment C are all secured by $2,500,000 (two million and five hundred thousand dollars) from David Wilcox’s life insurance policy, pursuant to the Security Agreement attached as Appendix B, which security shall be released upon the deSPAC closing;

10.	Party B’s shares in EM&T shall be locked-up for a period of time which is the same as the lock-up period for the PIPE investors (up to 3 years); except in the case pursuant to clause 8 for the $45mm SR Shares.

11.	This Agreement shall supercede all previous agreements between Springrock Management, Inc and EM LLC.

12.	EM LLC and David Wilcox shall represent and warrant to Party A as follows:

A.	There shall be no side deals in connection with any terms and conditions in this Agreement;

B.	EM LLC nor EM&T shall have no employment contracts;

C.	EM LLC shall have no liabilities at the time of the deSPAC closing;

D.	Party B shall use the proceeds from each of Investment A, Investment B and Investment C only for deSPAC working capital expenses, with $250,000 (two hundred and fifty thousand dollars) per month allowed for salaries;

13.	Party A shall use all reasonable best efforts to close the deSPAC by 4 November 2024.

Confidentiality

14.	Party A and Party B each agree to keep all negotiations confidential, including the existence and contents of this Agreement, except as required to be disclosed to its related corporations, any of its respective officers, directors, employees and professional advisers solely with a need to know in connection with evaluating the transaction described herein.

Governing Law

15.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. Any legal suit, action, or proceeding arising out of, or related to, this Agreement shall be instituted exclusively in the Southern District of Florida Federal Court. The Subscriber waives any and all objections to the exercise of jurisdiction over the Subscriber by such courts and to venue in such courts.

Miscellaneous

16.	This Agreement may be executed in counterparts. Wet signatures and/or signatures thru docusign (https://www.docusign.com) are binding and are considered to be original signatures.

17.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

18.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

19.	This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

20.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon Party A and Party B and their respective successors, assigns, executors, administrators, beneficiaries, and representatives.

21.	Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

22.	All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

23.	Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

24.	This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

The parties have agreed and executed this Agreement as of the date noted above.

Signature:	Signature:

/s/ David Wilcox
David Wilcox, Managing Member	Springrock Management, Inc
Evolution Metals LLC